Exhibit 99.1

Teradyne Completes Acquisition of LitePoint Corporation

NORTH READING, Mass. — October 5, 2011 — Teradyne, Inc. (NYSE:TER) announced today that it has completed the acquisition of LitePoint Corporation, a leading provider of wireless test solutions for the world’s top makers of modules and consumer electronic products including smart phones, tablets and PCs.

“LitePoint adds a powerful new growth engine to Teradyne’s portfolio of market leading test solutions,” said Mike Bradley, President and CEO of Teradyne. “This acquisition will expand our served market by nearly $1B and will extend our reach further into the fast-growing wireless test sector. We are pleased to join forces with LitePoint and help accelerate their growth in this exciting market.”

LitePoint is a Silicon Valley company founded in 2000 whose products are designed for development and high-volume manufacturing environments. Over its 11 year history, LitePoint products have been used to optimize and verify the operation of over one billion wireless devices worldwide.

About Teradyne

Teradyne (NYSE:TER) is the leading supplier of Automatic Test Equipment used to test semiconductors, wireless products, data storage and complex electronic systems serving consumer, communications, industrial and government customers. In 2010, Teradyne had sales of $1.6 billion and employs approximately 3,200 people worldwide. For more information, visit www.teradyne.com. Teradyne(R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

Safe Harbor Statement

This release contains forward-looking statements regarding LitePoint’s future business prospects and market conditions. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees of future performance. You can identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that these forward looking statements will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which LitePoint operates; market acceptance of LitePoint’s new products; competition from larger and more established companies in LitePoint’s markets; the protection of LitePoint’s intellectual property; the retention of key employees; Teradyne’s ability to successfully grow LitePoint’s business; and other events, factors and risks disclosed in filings with the SEC, including, but not limited to, the “Risk Factors” section of Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended July 3, 2011. The forward-looking statements provided by Teradyne in this press release represent management’s views as of the date of this release. Teradyne anticipates that subsequent

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events and developments may cause management’s views to change. However, while Teradyne may elect to update these forward-looking statements at some point in the future, Teradyne specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Teradyne’s views as of any date subsequent to the date of this release.

Contacts

Teradyne, Inc.

Andrew Blanchard, 978-370-2425

Investor Relations

investorrelations@teradyne.com